                                                                    EXHIBIT 99.3

                              GLACIER BANCORP, INC.
                            2005 STOCK INCENTIVE PLAN

                        ---------------------------------
                        RESTRICTED SHARES AWARD AGREEMENT
                        ---------------------------------

                                 AWARD NO. _____
                                   DATE _____

            You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Shares Award Agreement ("Award Agreement"), and in the Glacier Bancorp, Inc. 2005 Stock Incentive Plan (the "Plan"), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.

            By executing this Award Agreement, you agree to be bound by all of the Plan's terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the "Board") of Glacier Bancorp, Inc. (the "Company") or the Committee pursuant to Section 4(c) of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

1. SPECIFIC TERMS. Your Restricted Shares have the following terms:

Name of Participant

Number of Shares
Subject to Award
Agreement

Purchase Price per
Share (if applicable)   Not applicable.

Award Date

Vesting                 Your Restricted Shares under this Award Agreement shall vest at the rate of _____ on _____ __, 20__ , _____ on ______ ___, 20___and the
                        remaining _____ on _____ __, 20__; subject in each case to acceleration as provided in the Plan, to the shareholder approval condition set forth in
                        Section 7 below, and to your Continuous Service with the Company not ending before the vesting date

Lifetime Transfer       Allowed.

Restricted Shares Award Agreement
Glacier Bancorp, Inc.
2005 Stock Incentive Plan
Page 2

2. DIVIDENDS. Any cash dividends on your Restricted Shares will be held by the Company (unsegregated as part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to you as soon as practicable after such period lapses (if not forfeited).

3. INVESTMENT PURPOSES. You acknowledge that you are acquiring your Restricted Shares for investment purposes only and without any present intention of selling or distributing them.

4. ISSUANCE OF RESTRICTED SHARES. Until all vesting restrictions lapse, any certificates that you receive for Restricted Shares will include a legend stating that they are subject to the restrictions set forth in the Plan and this Award Agreement.

5. LAPSE OF VESTING RESTRICTIONS. As vesting restrictions lapse, the Company shall cause certificates for Shares to be issued and delivered to you, with such legends and restrictions that the Committee determines to be appropriate. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

6. LONG-TERM CONSIDERATION FOR AWARD. The Participant recognizes and agrees that the Company's key consideration in granting this Option is securing the long-term commitment of the Participant to serve as a trusted executive officer who will advance and promote the Company's business interests and objectives. Accordingly, the Participant agrees to the following as material and indivisible consideration for this Award:

      (a) Fiduciary Duty. During his or her employment with the Company the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

      (b) Confidential Information. The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known to the Company's competitors. This information (the "Confidential Information") includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers' particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

      (c) Non-Solicitation of Customers. The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment. The Participant understands and agrees that all efforts expended in

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Restricted Shares Award Agreement
Glacier Bancorp, Inc.
2005 Stock Incentive Plan
Page 3

soliciting and servicing such customers shall be for the permanent benefit of the Company. The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company's customer relationships. The Participant also recognizes the Company's legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company's customers. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant's employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

      (d) Non-Solicitation of Employees. The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of Participant's employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

      (e) Survival of Commitments; Potential Recapture of Award and Proceeds. The Participant acknowledges and agrees that the terms and conditions of this
Section 6 regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant's employment with the Company for any reason, and
(ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Restricted Shares in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

            (i) declaration that the Award is null and void and of no further force or effect;

            (ii) recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;

            (iii) recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

      (f) Acknowledgement. The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her

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Restricted Shares Award Agreement
Glacier Bancorp, Inc.
2005 Stock Incentive Plan
Page 4

chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

7. SECTION 83(b) ELECTION NOTICE. If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your Restricted Shares (a "Section 83(b) election"), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election.

8. SHAREHOLDER APPROVAL CONDITION. Notwithstanding anything to the contrary contained herein or in the Plan and pursuant to Section 20 of the Plan, this Award Agreement is expressly conditioned on the Plan being approved by the shareholders of the Company. Accordingly, no Shares shall be delivered hereunder until such approval has been obtained, and this Award Agreement shall become null, void, and of no force or effect if such approval is not received within the period set forth in Section 20 of the Plan.

9. TRANSFER. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

10. DESIGNATION OF BENEFICIARY. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the "Beneficiary") to your interest, if any, in the Restricted Shares awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the "Designation of Beneficiary") and delivering an executed copy of the Designation of Beneficiary to the Company.

11. NOTICES. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12. BINDING EFFECT. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13. MODIFICATIONS. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

14. HEADINGS. Headings shall be ignored in interpreting this Award Agreement.

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Restricted Shares Award Agreement
Glacier Bancorp, Inc.
2005 Stock Incentive Plan
Page 5

15. SEVERABILITY. Every provision of this Award Agreement and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

16. GOVERNING LAW. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Montana (disregarding any choice-of-law provisions).

17. COUNTERPARTS. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

18. RESTRICTIONS ON TRANSFER. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Award (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section 16, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant's rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

      BY YOUR SIGNATURE BELOW, along with the signature of the Company's representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

                               GLACIER BANCORP, INC.

                               By: ____________________________________
                                   Name:
                                   Title:

                               PARTICIPANT

                               The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

                               By: ____________________________________

                                   Name of Participant: ______________________

                              GLACIER BANCORP, INC.
                            2005 STOCK INCENTIVE PLAN

                                    EXHIBIT A

                                  PLAN DOCUMENT

                              GLACIER BANCORP, INC.
                            2005 STOCK INCENTIVE PLAN

                                    EXHIBIT B

                                 PLAN PROSPECTUS

                              GLACIER BANCORP, INC.
                            2005 STOCK INCENTIVE PLAN

                                    EXHIBIT C

                           SECTION 83(b) ELECTION FORM

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(b) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO you. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

                              GLACIER BANCORP, INC.
                            2005 STOCK INCENTIVE PLAN

        ----------------------------------------------------------------
         ELECTION TO INCLUDE VALUE OF RESTRICTED SHARES IN GROSS INCOME
          IN YEAR OF TRANSFER UNDER INTERNAL REVENUE CODE SECTION 83(b)
        ----------------------------------------------------------------

      Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.    My General Information:

                  Name: __________________________________
                  Address: ________________________________
                           ________________________________
                  S.S.N.
                  or T.I.N.: __________________________

2. Description of the property with respect to which I am making this election:

            ____________________ shares of ___________ stock of Glacier Bancorp,
            Inc. (the "Restricted Shares").

3. The Restricted Shares were transferred to me on ______________ ___, 20__. This election relates to the 20____ calendar taxable year.

4.    The Restricted Shares are subject to the following restrictions:

            The Restricted Shares are forfeitable until they is are earned in accordance with Section 8 of the Glacier Bancorp, Inc. 2005 Stock Incentive Plan ("Plan") Restricted Shares Award Agreement ("Award Agreement") or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.    Fair market value:

            The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $_____ per share.

6.    Amount paid for Restricted Shares:

            The amount I paid for the Restricted Shares is $____ per share.

7.    Furnishing statement to employer:

            A copy of this statement has been furnished to my employer, ______________. If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.    Award Agreement or Plan not affected:

            Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated: ____________ __, 200_.

                                                  _____________________________
                                                    Taxpayer

                              GLACIER BANCORP, INC.
                            2005 STOCK INCENTIVE PLAN

                                    EXHIBIT D

                           DESIGNATION OF BENEFICIARY

            In connection with the RESTRICTED SHARE AWARD AGREEMENT (the "Award Agreement") entered into on _______________, 200_ between Glacier Bancorp, Inc. (the "Company") and _______________, an individual residing at _______________ (the "Recipient"), the Recipient hereby designates the person specified below as the beneficiary of the Recipient's interest in Restricted Shares (as defined in the 2004 Employee Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

                Name of Beneficiary:   ___________________________

                Address:               ___________________________

                                       ___________________________

                                       ___________________________

                Social Security No.:   ___________________________

            The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

                                              Date: _________________________

                                                By: _________________________
                                                    [Recipient Name]

Sworn to before me this
____ day of ____________, 200_

___________________________
Notary Public

County of _________________
State of __________________